UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 16, 2006

Western Alliance Bancorporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32550	88-0365922
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2700 W. Sahara Avenue, Las Vegas, Nevada		89102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	702.248.4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 16, 2006, Western Alliance Bancorporation (the "Company") and Bank of Nevada entered into an Agreement and Plan of Merger (the "Agreement"), pursuant to which the Company will acquire Bank of Nevada. Under the terms of the Agreement, Bank of Nevada shareholders will receive $80.187 in cash for each share of Bank of Nevada common stock.

The Agreement contains customary representations and warranties of the parties. The Agreement contains certain termination rights for both the Company and Bank of Nevada, and further provides that, upon termination of the Agreement upon specified circumstances, the Company or Bank of Nevada may be required to pay the other party a termination fee of $3.5 million plus up to $500,000 in expenses. The transaction is subject to customary closing conditions, including approval from shareholders of Bank of Nevada and banking regulators, and is expected to be completed in the second quarter of 2006.

Additionally, concurrently with entering into the Agreement, the Company entered into a Support Agreement with certain Bank of Nevada shareholders pursuant to which Bank of Nevada shareholders holding approximately 48% of the outstanding voting stock of Bank of Nevada agreed to vote in favor of the transaction.

The description of the Agreement set forth above is qualified in its entirety by reference to the actual terms of the Agreement, which will be filed by the Company as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

A copy of the related press release is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

The Exhibit listed in the accompanying Exhibit Index is filed by reference as part of this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Alliance Bancorporation

January 17, 2006	By:	Dale Gibbons

Name: Dale Gibbons
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 17, 2006